Exhibit 99.1

Elevance Health Announces John Gallina to Retire as CFO

Mark Kaye named Executive Vice President, Chief Financial Officer

INDIANAPOLIS— August 8, 2023 – Elevance Health (NYSE: ELV) announced today that John Gallina will retire from his role as executive vice president and CFO later this year. Mark Kaye has been named executive vice president and CFO and will serve as a member of the company’s executive leadership team, reporting directly to Gail K. Boudreaux, President and CEO. Kaye will serve as CFO Designate from September 6 to November 1, 2023, when he will assume full responsibility for the role. Gallina will remain with Elevance Health serving as Special Advisor to the CEO following his retirement as CFO to ensure a seamless transition.

Gallina’s distinguished career in the finance and healthcare fields spans more than four decades with nearly 30 of those years at Elevance Health where he was appointed as CFO in 2016 leading all financial and actuarial functions for the company including procurement and corporate real estate. Prior to his role as CFO, Gallina served in several leadership roles at the company including Senior Vice President and Chief Financial Officer for the Commercial and Specialty Business Division; Senior Vice President, Chief Accounting Officer and Chief Risk Officer; Senior Vice President, Internal Audit and Continuous Improvement; and Chief Financial Officer of Comprehensive Health Services.

“On behalf of the entire Elevance Health team, I want to thank John for his contributions to our company over the last three decades. John has been a valued member of our organization who has successfully led our finance organization, navigated an ever-changing and dynamic healthcare landscape, and played an important role in our transformation to become a lifetime trusted health partner,” said Gail K. Boudreaux, President and CEO. “John’s commitment to improve the health of the people and communities we serve is a testament to his career at Elevance Health and the driving force behind his dedication to guide the company through its cultural transformation,” added Boudreaux.

Kaye joins Elevance Health from Moody’s Corporation, where he served as Chief Financial Officer with responsibility for all global finance activities. Kaye is a seasoned C-Suite executive with deep financial, actuarial, and business experience known for both his leadership and passion in creating and instilling a culture of excellence, and his commitment to long-term sustainability and inclusion. Before joining Moody’s in 2018, Kaye held a variety of leadership roles in strategic finance, financial planning and analysis, and large-scale project management, including at MassMutual Life Insurance Company, and Voya Financial.

“Mark is a well-respected leader with an extensive global finance background, who has significant experience in leveraging data-driven financial insight to support the execution of superior operational and strategic decisions, including growing and scaling businesses to drive success,” said Boudreaux. “With an innovative and customer first mindset coupled with his passion for fostering a high-performance culture, Mark will be a tremendous asset as we work to deliver on our purpose to improve the health of humanity. I’m pleased to welcome Mark to the Elevance Health team.”

Kaye holds an MBA in Finance and a BSE in Statistics and Actuarial Science from The Wharton School of Business and the University of Pennsylvania and is a Fellow of the Society of Actuaries.

About Elevance Health, Inc.

Elevance Health is a lifetime, trusted health partner fueled by its purpose to improve the health of humanity. The company supports consumers, families, and communities across the entire care journey – connecting them to the care, support, and resources they need to lead healthier lives. Elevance Health’s companies serve approximately 118 million people through a diverse portfolio of industry-leading medical, digital, pharmacy, behavioral, clinical, and complex care solutions. For more information, please visit www.elevancehealth.com or follow us @ElevanceHealth on Twitter and Elevance Health on LinkedIn.

Investor Relations:

Stephen Tanal

Stephen.tanal@elevancehealth.com

Media Relations:

Leslie Porras

Leslie.Porras@elevancehealth.com